UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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AMERICAN SOFTWARE, INC.
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AMERICAN SOFTWARE®

Supplement to Proxy Statement Dated July 29, 2021
For the 2021 Annual Meeting of Shareholders
To Be Held August 18, 2021

August 3, 2021
To Our Shareholders:
We are writing to ask your support at the 2021 Annual Meeting of Shareholders of American Software, Inc. (the “Company”) by voting in accordance with the recommendations of our Board of Directors (the “Board”) on all proposals included in our 2021 proxy statement (the “Proxy”). In particular, we are requesting your support on Proposal 4, to approve an amendment to the Company’s 2020 Equity Compensation Plan (the “2020 Plan”) to increase the number of Class A Common Shares that may be issuable under the 2020 Plan.
We note that Glass Lewis, a leading independent proxy advisory firm, has recommended that you vote “FOR” all proposals in the Proxy. Institutional Shareholder Services (“ISS”) also recommended a vote “FOR” three of the Proposals, but recommended “AGAINST” Proposal 4. We strongly disagree with ISS’ recommendation with respect to Proposal 4.
ISS’ equity plan scorecard weighs various factors and assigns a maximum of 100 points, with a score of 55 points generally resulting in a favorable recommendation. The score for the 2020 Plan was 53.3 points, and ISS noted no overriding factors that would prevent a vote “FOR” the 2020 Plan if the threshold of 55 points were achieved.
One of the concerns noted by ISS involves the cost of the 2020 Plan. The number of additional shares requested under Proposal 4 is intended to last up to three years, which is a longer timeframe than we have used in the past. We always have been conservative when granting options. However, due to intensified competition for quality hires and general concerns about retention of key team members in a very competitive technology labor market, the Board and senior management wanted to be sure we have enough stock options available if we decide to grant more options than we typically have offered historically, in order to achieve our retention and hiring objectives.
On the quantitative ISS measures of plan cost, we were slightly above the benchmark for shareholder value transfer (“SVT”) when new and available shares were considered, but below the benchmark when outstanding grants were added to the calculation. And while burn rate does not directly affect the points awarded, it is an important factor reviewed by ISS. Our burn rate historically has been and continues to be approximately half of the rates of our peer companies, further demonstrating our prudent approach to option grants.

Furthermore, in its evaluation of the 2020 Plan features, ISS expressed concern about our broad discretion to accelerate vesting of options. Although we do have such discretion in some limited circumstances, our practice has been to accelerate vesting only in infrequent and extraordinary circumstances, such as the death of an employee.
ISS also noted that the 2020 Plan does not expressly prohibit dividends prior to vesting. In fact, the 2020 Plan does contain this prohibition with respect to options and restricted stock. It does not specifically prohibit dividends for stock appreciation rights (“SARs”); however, we have never issued SARs and have no plans to do so.
For the reasons described above, we respectfully ask you to vote “FOR” Proposal 4. If you previously voted “AGAINST” Proposal 4, we hope you will reconsider your vote.

Sincerely,

/H. Allan Dow/	/Vincent C. Klinges/

H. Allan Dow	Vincent C. Klinges
Chief Executive Officer and President	Chief Financial Officer

This Supplement should be read together with the Proxy. Except as specifically supplemented herein, all information set forth in the Proxy remains accurate and should be considered when voting your shares.